Exhibit 4.44

Bank of Fushun

Comprehensive Facility Contract

Contract No.: Fu Yin Shen Fen [2017] Zong Xin No. 001

Applicant: ChinaCache Xin Run Technology (Beijing) Co., Limited

Lender: Bank of Fushun Limited, Shenyang Branch

Instructions

1.                  In order to safeguard your credit rights and interests, and prevent any unfavorable credit record caused by any default, please duly perform this Contract and pay the principal of the loan and interest thereon on time in the principles of honesty and good faith.

2.                  You expressly acknowledge that you shall be held legally liable for any default committed by you.

Comprehensive Facility Contract

Important

The Applicant shall carefully read this Contract, in particular, the terms that exclude or limit the liabilities of the Lender, grant certain rights to the Lender unilaterally, and increase the liabilities of the Applicant or restrict the rights of the Applicant. If the Applicant has any doubt, the Applicant shall ask the Lender to explain in a timely manner.

Applicant: ChinaCache Xin Run Technology (Beijing) Co., Limited

Legal representative/ principal: WANG Song

Domicile: Buildings 1# & 2#, No. 1, Zhuyuan 4th Street, Shunyi District, Beijing

Postal code: 101300

Lender: Bank of Fushun Limited, Shenyang Branch

Legal representative: MA Jinzhong

Domicile: No. 87, Heilongjiang Street, Huanggu District, Shenyang

Postal code: 110000

Considering the Applicant applies to the Lender for a comprehensive facility, in order to define the respective rights and obligations of the Parities, through negotiation, the Parties hereby enter into this Contract in the principles of free will, equality, mutual benefit and good faith.

Article 1 Definitions

For the purpose of this Contract, unless the context otherwise requires, the following terms shall have the meanings indicated below:

“Comprehensive Facility” means more than one of the following types of credit facilities made available by the Lender to the Applicant: working capital loan, fixed asset loan, issue of banker’s acceptance bill, issue of letter of guarantee and other types of credit facility acceptable by the Lender.

“Comprehensive Facility Limit” means the maximum amount of the facilities made available by the Lender to the Applicant hereunder.

“Separate Limit” means the maximum amount of a particular type of facility made available by the Lender to the Applicant.

“Outstanding Facility” means the total amount of the principal of all the debts that arise from the utilization of the facilities granted hereunder and have not yet been repaid by the Applicant to the Lender, and if the facility is provided in the form of banker’s acceptance bill/letter of guarantee/letter of credit, means the aggregate of the amount of the banker’s acceptance bill/letter of guarantee/letter of credit that has been issue by the Lender hereunder and remains valid, and the amount that has been advanced by the Lender under the banker’s acceptance bill/letter of guarantee/letter of credit issued hereunder and has not yet been repaid by the Applicant.

“Outstanding Separate Facility” means the total amount of the principal of the debts that arise from the utilization of a particular type of facility granted hereunder and have not yet been repaid by the Applicant to the Lender.

“Available Facility” means the balance of the Comprehensive Facility Limit after deduction of the Outstanding Facility.

“Available Separate Facility” means the balance of the Separate Limit for a particular type of facility after deduction of the Outstanding Separate Facility for that type of facility.

“Facility Limit” means the Comprehensive Facility Limit and/or a Separate Limit.

“Availability Period” means the period in which the Lender will make available the facilities to the Applicant pursuant to the provisions hereof, which shall be the period during which the facilities are available hereunder rather than the term of any facility, which shall be determined by the Parties in the relevant separate agreement. Except for the facilities under Article 4.3, the Availability Period for the facilities hereunder shall be from October 30, 2017 to October 27, 2020.

Article 2 Comprehensive Facility Limit

2.1.        The Comprehensive Facility Limit shall be two hundred and forty million Yuan (¥240,000,000.00).

2.2.        The facility stated in Article 2.1 shall be available in the forms of facilities checked below:

☑      Working capital loan

☑      Fixed asset loan

☐      Opening of banker’s acceptance bill

☐      Opening of letter of guarantee

☐

The Comprehensive Facility Limit shall be further divided into the following Separate Limits:

Type of facility	Amount of Separate Limit
Working capital loan	One hundred and fifty million Yuan (¥150,000,000.00)
Fixed asset loan	Ninety million Yuan (¥90,000,000.00)

2.3.        The Separate Limits stated in Article 2.2 shall be the maximum amount of the Outstanding Facility for the relevant type of facility. Any type of facility shall be subject to both its Separate Limit as specified in Article 2.2 and the Comprehensive Facility Limit.

Article 3 Conditions Precedent to the Utilization of the Facility

1)                 The Outstanding Facility shall not exceed the Comprehensive Facility Limit, and the relevant Outstanding Separate Facility shall not exceed the corresponding Separate Limit;

2)                 The amount of the facility to be utilized shall not exceed the Available Facility and the relevant Available Separate Facility;

3)                 The utilization request shall be made within the Availability Period;

4)                 The security contract (if any) under this Contract is and will remain in full force and effec, and if the security contract is a mortgage and/or pledge contract, the security interest provided thereunder is created and will remain in full force and effect ;

5)                 The Applicant shall have obtained or effected all the governmental permits, approvals, registrations and other procedures in respect of its utilization of the facility hereunder that are required by the law or the Lender, and such permits, approvals, registrations and procedures shall remain in full force and effect;

6)                 The utilization request shall comply with the relevant rules and regulations of the Lender;

7)                 The business and financial conditions of the Applicant shall not have experienced any material adverse change;

8)                 The Applicant shall not have violated the provisions hereof; and

9)                 The utilization request shall meet other conditions precedent for the relevant separate facility, if any.

Article 4 Utilization of the Facility

4.1.        The execution of this Contract does not mean that the Lender must make available the facilities within the limit specified herein. If the Applicant wishes to utilize any facility hereunder, the Applicant shall submit a utilization request to the Lender and, if the request is approved by the Lender, enter into a separate agreement with the Lender. The type, amount, purpose, term, interest rate and other matters in respect of the facility actually provided shall be subject to such separate agreement.

4.2.        Within the Availability Period specified herein, the Applicant may utilize the facilities within the relevant Separate Limit in the manner stated below:

1)                 Revolving utilization

Types and limits of facilities:                      .

2)                 One-off utilization

Types and limits of facilities: Working capital loan, in the amount of one hundred fifty million Yuan (¥150,000,000.00); fixed asset loan, in the amount of ninety million Yuan (¥90,000,000.00).

If the Applicant wishes to adjust the Separate Limits set forth in Article 2, the Applicant shall submit an application in writing to the Lender. The Lender shall decide whether or not to approve the adjustment and on the specific method of adjustment, and notify the Applicant of its decision in writing. If the Lender approves the adjustment, the relevant facility limits as adjusted shall no longer be subject to the Separate Limits set forth herein, but shall still be subject to the Comprehensive Facility Limit hereunder.

4.3.        This clause shall be ☐1. Applicable ☑2. Not applicable.

Special provision: ☐All ☐Part of the outstanding facilities made available by the Lender to the Applicant under the prior Comprehensive Facility Contract or similar contract and the separate agreements thereunder as of the date of this Contract shall be deemed as the facilities provided hereunder, and as having been utilized within the Facility Limit hereunder.

Such prior outstanding facilities and the relevant contracts are as follows:                    .

Article 5 Security

The Parties agree that the debts owed by the Applicant to the Lender under this Contract and separate agreements shall be secured in the forms stated in Paragraphs 1 and 2 below:

1)                 Maximum amount guarantee

WANG Song will provide a maximum amount guarantee and execute a maximum amount guarantee contract to that effect.

2)                 Maximum amount mortgage

ChinaCache Xin Run Technology (Beijing) Co., Limited will provide a maximum amount mortgage and execute a maximum amount mortgage contract to that effect.

3)                 Maximum amount pledge

       will provide a maximum amount pledge and execute a maximum amount pledge contract to that effect.

4)                 When the Parties enter into a separate agreement, a security agreement in respect thereof shall be executed .

Article 6 Representations and Covenants of the Applicant

6.1.        The Applicant is duly incorporated and validly existing, and has the full civil rights and capacities required to enter into and perform this Contract.

6.2.        The Applicant fully understands the content of this Contract, enters into and performs this Contract and separate agreements hereunder based on its true intention, and has obtained all the consents, approvals and authorization necessary for its execution and performance of this Contract and separate agreements hereunder. The execution and performance of this Contract and separate agreements hereunder by the Applicant is free from any legal defect.

6.3.        All the documents, statements, data and information provided by the Applicant in conection with execution and performance of this Contract are and will be true, accurate, complete and valid. The Applicant does not withhold from the Lender any information which  may affect its financial condition or solvency.

6.4.        The facilities that the Applicant requests from the Lender hereunder have a real and legal business background and will not be used for money laundering or any other illegal purpose.

6.5.        If the Applicant enters into any counter guarantee agreement or similar agreement with the security provider hereunder in respect of its obligation of guarantee, such agreement will not damage any right of the Lender hereunder.

6.6.        Powers granted by the Applicant: The Lender shall have the right to check the credit reports concerning the Applicant through the basic financial credit database, in the review of the Applicant’s loan application or application for the provision of security or post-loan management or when it otherwise needs to check the credit standing of the Applicant, and may submit the Applicant’s credit information to the basic financial credit database.

6.7.        The Applicant covenants that it will comply with the requirements of the Lender and the regulatory authorities regarding green credit; if its business faces any material environmental or social risk, it shall submit an environmental or social risk report to the Lender; it shall enhance management of environmental and social risks, and subject itself to the supervision by the Lender in this regard. The Applicant represents and warranties that its internal management documents of any project operated by it in respect of environmental and social risks comply with the requirements of the applicable laws and regulations and have been duly implemented, and that it is free from any material litigation involving any environmental or social risk. The Applicant covenants that it will properly handle the matters that the Lender deems relevant to the control of environmental and social risks, and report to the Lender any material issues relating thereto in a timely and complete manner.

6.8.        Anti-money laundering. The Applicant is willing to give cooperation to the Lender in enforcing the laws, rules and regulations concerning anti-money laundering.

Article 7 Obligations of the Applicant

7.1.        The Applicant shall obtain or effect all the consents, approvals, reports, filings or registrations required for its performance of this Contract and the separate agreements hereunder.

7.2.        The Applicant shall utilize the facilities pursuant to the provisions hereof and for such purpose as contemplated in this Contract and the relevant separate agreements, and may not use any facility to any other purpose.

7.3.        The Applicant shall repay its debts under this Contract and the separate agreements hereunder at such time and in such amount as specified in this Contract and the separate agreements.

7.4.        The Applicant shall be responsible for the costs and expenses in connection with this Contract and the separate agreements hereunder, including without limitation the costs of notarization, appraisal and evaluation.

7.5.        The Applicant shall abide by the business rules and operating practices of the Lender in respect of facility service, including without limitation, accepting and giving cooperation to the Lender in the supervision and inspection of its utilization of the facilities hereunder and related production, business and financial activities, and promptly providing all the financial statements and other data and information that may be required by the Lender.

7.6.        In the event of any of the following on the part of the Applicant, the Applicant shall notify the Lender in writing at least thirty (30) days in advance, and may not take any action in respect thereof until it has paid the debts hereunder and the interest accrued thereon in full, or provided a repayment schedule and security to the satisfaction of the Lender:

1)                 any sale, gift, lease, lending, transfer, mortgage, pledge or otherwise disposal of all or substantially all of its assets or material assets; or

2)                 any actual or potential material change in its management system or ownership structure, including without limitation transformation into the contract, leasing or shareholding cooperative system or into a joint venture or company, sale of business, consolidation, merger, equity or contractual joint venture, division, establishment of any subsidiary, share transfer, property transfer or reduction of capital.

7.7.        In the event of any of the following on the part of the Applicant, whether actual or potential, the Applicant shall notify the Lender in writing within seven (7) days:

1)                 any amendment to its articles association, or any change in its business name, legal representative/principal, domicile, mailing address, scope of business or other particulars registered with the administration for industry and commerce, or any decision that has a material effect on its financial or personnel affairs;

2)                 where any petition for bankruptcy is filed by the Applicant or its security provider or by the creditors against the Applicant or its security provider;

3)                 where the Applicant is involved in any legal, arbitration or administrative proceedings, or its major assets or the security hereunder is subject to any property preservation or other enforcement action;

4)                 where the Applicant provides guarantee for any third party, which has a material adverse effect on its financial condition or its ability to perform its obligations hereunder;

5)                 where the Applicant enters into any contract that has a material effect on its business or financial condition;

6)                 where the Applicant or its security provider suspends production, closes business, is dissolved, suspends business to bring up to standard or is deregistered, or its business license is revoked;

7)                 where the Applicant violates the laws or regulations, or its legal representative/principal or major investor or any of its senior officers undergoes any abnormal change, becomes missing, is subject to any investigation or restrictions on personal freedom by judicial organs according to law, or otherwise violates the laws or regulations; or

8)                 where the Applicant suffers any serious difficulties in its business operation or deterioration of financial condition, or gets into any other circumstances that have an adverse effect on its business or financial condition or solvency.

7.8.        In case of any change in the security hereunder that is unfavorable to the claims of the Lender, the Applicant shall promptly provide additional security in accordance with the requirements and to the satisfaction of the Lender.

For the purpose of this Article 7.8, “change” includes without limitation any consolidation, division, suspension of production, close-down, dissolution, suspension of business to bring up to standard, deregistration or revocation of business license on the part of the security provider; any petition for bankruptcy filed by or against the security provider; any material change in the business or financial condition of the security provider; any legal, arbitration or administrative proceedings involving the security provider; any property preservation or other enforcement action against the main assets of the security provider; any actual or potential depreciation of the security; any property preservation or other enforcement action against the security; violation of the laws or regulations by the security provider or its legal representative/principal or major investor or any of its senior officers; or, if the security provider is an individual, the security provider becoming missing or being or declared dead; any default committed by the security provider under the security contract; any dispute arising between the security provider and the Applicant; request by the security provider for rescission of the security contract; failure of the security contract to take effect or invalidity or revocation thereof; failure to create or invalidity of the security; or other circumstances affecting the security of the claims of the Lender.

7.9.        Disclosure of related-party transactions inside the group of the Applicant (☐1. Applicable ☑2. Not applicable)

The Applicant is a group client as defined by the Lender pursuant to the Guidelines for Risk Management of Facility Services Provided by Commercial Banks to Group Clients. The Applicant shall promptly report to the Lender any related-party transaction accounting for more than 10% of its net assets, including the affiliation relationship between the parties thereto, and items, nature, amount or relevant ratios and pricing policies in respect of the transaction, including transactions without consideration or only with a nominal consideration.

In the event of any of the following on the part of the Applicant, the Lender shall have the right to unilaterally suspend the provision of the facilities unutilized by the Applicant hereunder, accelerate the repayment of all or part of the facilities hereunder and the interest thereon, and take other actions according to law:

1)                 provision of any false information or concealment of any material facts of business or financial condition;

2)                 any change in the purpose of the facilities hereunder without the consent of the Lender, or misappropriation of the facilities or using the facilities to engage in any transaction in contravention of the applicable laws and regulations;

3)                 by using any false contract with its affiliate, presenting any note receivable, account receivable or other claim without a real trading background to the bank for discount or as collateral, thereby obtaining funds or facilities from the bank illegally;

4)                 refusal to accept the supervision and inspection conducted by the Lender on its use of the facilities, business and financial activities;

5)                 any material merger, acquisition, reorganization or other circumstances that may in the opinion of the Lender affect the security of the facilities hereunder;

6)                 attempting to evade or invalidate the debts owed to the bank through any related-party transaction; or

7)                 otherwise materially breaching this Contract as determined by the Lender.

Article 8 Event of Default and Treatment

8.1.        The occurrence of any of the following shall be deemed as an “Event of Default” hereunder:

1)                 where any representation made by the Applicant in this Contract or any separate agreement is untrue;

2)                 where the Applicant fails to fulfill any of its covenants;

3)                 where the Applicant violates any provision of this Contract or any separate agreement hereunder;

4)                 where any event that should be notified to the Lender under Article 7.7 actually occurs, which would in the opinion of the Lender affect the security of its claims hereunder;

5)                 where the Applicant (or any member of the Applicant’s group) delays in the performance of or otherwise breaches any other contract concluded with the Lender or any other department of the Bank of Fushun, and fails to cure such breach after being requested by the Lender to do so; or

6)                 where the security provider of the Applicant breaches the security contract or any other contract concluded with the Lender or any other department of the Bank of Fushun.

8.2.        Upon the occurrence of an “Event of Default”, the Lender shall have the right to take any or all of the following actions depending on the actual circumstances:

1)                 to request the Applicant or the security provider, as the case may be, to cure its default;

2)                 to reduce, suspend or cancel all or part of the facilities available hereunder;

3)                 to suspend or stop the handling of all or part of the applications filed by the Applicant under this Contract or any separate agreement hereunder or any other agreement concluded between the Applicant and the Lender, and to suspend or stop the provision of all or part of the loans or the handling of all or part of trade financing or letter of guarantee services that would have been available;

4)                 to declare the debts owed by the Applicant hereunder or the outstanding loans under any other agreement concluded between the Applicant and the Lender, the advances made under any trade financing or letter of guarantee, or any other sums payable by the Applicant and the interest thereon immediately due and payable, and to request the Applicant to immediately pay such sums and the interest thereon; in case of the facilities provided under any banker’s acceptance bill or letter of guarantee, to request the Applicant to immediately provide such additional security so that the amount of security will reach the amount of the banker’s acceptance bill or letter of guarantee that has already been opened by the Lender under the relevant separate agreement and has not yet been repaid by the Applicant;

5)                 to terminate or rescind this Contract, all or part of the separate agreements hereunder or any other agreement concluded between the Applicant and the Lender;

6)                 to request the Applicant to indemnify it for the losses caused by the default of the Applicant;

7)                 to enforce its security interest;

8)                 to request the security provider to perform its obligation of guarantee; and/or

9)                 to exercise other legal remedies it deems necessary.

8.3.        Where the Applicant fails to pay any debt hereunder or any interest thereon on time and in full, the Lender shall charge default interest and compound interest thereon according to the default interest for overdue facilities from the date following the expiry date (in case of any banker’s acceptance bill or letter of guarantee, from the date that the Lender makes an advance thereunder). Where the Applicant uses the facilities hereunder for any purpose not contemplated in this Contract or the relevant separate agreement, the Lender shall charge default interest and compound interest on the part of the facilities misappropriated according to the default interest for misappropriated facilities.

The default interest for overdue and misappropriated facilities shall be an interest rate which is 50% and 100%, respectively, more than the interest rate specified in the relevant separate agreement. The interest rate for advances made under any banker’s acceptance bill or letter of guarantee shall be subject to the relevant separate agreement. Where a facility is both overdue and misappropriated, the default interest and compound interest shall accrue at the higher of the default rates stated above.

For the purpose of this Article 8.3, expiry date means the repayment date, due date or interest payment date, as the case may be.

Article 9 Set-off

The Lender shall have the right to directly set-off the funds in any account opened by the Applicant with the Bank of Fushun against the principal, interest, default interest, compound interest and other fees then due and payable in respect of the debts of the Applicant hereunder.

Article 10 Reservation of Rights

Any failure of a Party to exercise any or all of its rights under this Contract or any separate agreement hereunder or request the other Party to perform or assume any or all of its duties and obligations under this Contract or any separate agreement hereunder shall not operate as a waiver of such rights, duties or obligations. Any grace period or extension granted by a Party to the other Party hereto or any delay on the part of a Party in the exercise of its rights under this Contract or any separate agreement hereunder shall not affect any right available to that Party under this Contract or any separate agreement or the applicable laws and regulations, or operate as a waiver of such rights.

Article 11 Amendment, Modification and Partial Invalidity

No amendment or modification of this Contract shall be valid unless it is made in writing and mutually agreed upon by the Parties. Any amendment or modification of this Contract shall have equal legal effect as this Contract.

Unless otherwise provided in the applicable laws and regulations or agreed by the Parties, the invalidity of any provision hereof shall not affect the legal effect of the remaining provisions hereof.

Article 12 Governing Law and Dispute Resolution

This Contract and separate agreements hereunder shall be governed by the laws of the People’s Republic of China.

Unless otherwise agreed by the Parties, any dispute arising from or in connection with the execution or performance of this Contract or any separate agreement hereunder after the date hereof or thereof, as the case may be, shall be resolved by the Parties through negotiation. In case no resolution can be reached, either Party may submit the dispute to the people’s court at the domicile of the Lender for resolution by litigation.

When any dispute is pending, the Parties shall continue to perform the provisions of this Contract and separate agreements hereunder, except for the provisions in dispute.

Article 13 Schedules

The following schedules and other schedules and separate agreements jointly confirmed by the Parties shall constitute an integral part of this Contract and have equal legal effect as this Contract.

Schedule 1:

Schedule 2:

Schedule 3:

Article 14 Miscellaneous

14.1. Where the Applicant fails to perform any or all of its obligations hereunder, the Applicant shall subject itself to enforcement actions.

14.2. Without the written consent of the Lender, the Applicant may not assign any of its rights or obligations hereunder to any third party.

14.3. The Applicant agrees that the Lender may, due to the needs of business, authorize another department of the Bank of Fushun to exercise the rights and perform the obligations of the Lender under this Contract and separate agreements hereunder. Such other department of the Bank of Fushun as authorized by the Lender shall have the right to exercise all the rights of the Lender under this Contract and separate agreements hereunder, submit any dispute under this Contract or any separate agreement hereunder to the court for resolution by litigation.

14.4. Without prejudice to any other provision of this Contract or any separate agreement hereunder, this Contract shall inure to the benefit of, and be binding upon, the Parties and their respective legal successors and assigns.

14.5. Unless otherwise agreed, each Party designates its domicile set out herein as its mailing and contact address, and undertakes to notify the other Party in writing in case of any change in its mailing and contact address.

14.6. The titles and service names contained herein are for convenience of reference only, and shall be disregarded in the interpretation of the terms hereof or the rights and obligations of the Parties hereto.

14.7. The Lender may assign any and all of its rights and obligations hereunder to any third party, without the consent of the Applicant, and to the extent necessary for such assignment, disclose the information of the Applicant and this Contract to such third party, in which case the Applicant shall complete the relevant procedures necessary for such assignment.

14.8. Where the Applicant is unable to perform this Contract or perform its obligations hereunder in accordance with the provisions hereof due to any change in the applicable laws, regulations or regulatory rules or the requirements of the regulatory authorities, the Lender shall have the right to terminate, or according to such changes in the applicable laws, regulations or regulatory rules or the requirements of the regulatory authorities, amend this Contract and separate agreements hereunder. The Lender shall not be liable for its inability to perform this Contract or perform its obligations hereunder in accordance with the provisions hereof due to any termination or amendment of this Contract resulting therefrom.

14.9. Where any representation made by the Applicant proves to be untrue or misleading in any material aspect or the Applicant fails to fulfill any covenant made herein, the Lender shall have the right to claim compensation from the Applicant for any losses or costs, including attorney’s fee, of the Lender resulting therefrom.

14.10.    Other provisions:                                                                                                                                  .

Article 15 Effectiveness

This Contract shall take effect after being signed (or sealed) by the legal representative/principal or authorized agent of the Applicant and stamped with the official seal of the Applicant and signed (or sealed) by the principal or authorized agent of the Lender and stamped with the official seal of the Lender.

This Contract shall be made in four counterparts, two counterparts to be held by the Applicant and the Lender respectively with equal legal effect.

The Applicant has read all the terms of this Contract, and had an opportunity to request the Lender to offer the relevant explanations and has no dispute over any term hereof. The Parties have arrived at a common understanding on the terms of this Contract.

Applicant (official seal):			Lender (official seal):
Legal representative/principal or authorized agent			Principal or authorized agent (signature or seal):
(signature or seal):	/s/ Song Wang	(with company seal)	/s/ Jinzhong Ma	(with company seal)
Responsible person:			Responsible person:
Date of signature: October 30, 2017			Date of signature: October 30, 2017